Exhibit 10.36

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made and entered into by and between and The Chemours Company ("Employer") and Paul Kirsch ("Employee"), in connection with Employee's separation of employment with Employer, effective October 31, 2019 (the "Separation Date").

In consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

1.	Termination and Severance.

(a)

Employee shall remain employed until 5:00pm EDT on the Separation Date, at which time Employee's employment with Employer and all affiliates will terminate. Until the Separation Date, Employee agrees to perform work as requested including knowledge transfer to the new President Flouroproducts.

(b)

Subject to Employee's compliance with the terms of this Agreement, including Employee's timely execution and return of this Agreement and Employee not revoking this Agreement after its execution, Employer will provide to Employee the payments and benefits described in Exhibit "A," which is attached hereto and made a part hereof.

(c)

Employee agrees that payments and benefits described in Exhibit "A" are adequate to support the release and other terms in this Agreement. For the avoidance of doubt, if Employee revokes or does not timely return the executed Agreement, Employee shall not be entitled to the payments and benefits set forth in Exhibit A, other than the payment of any accrued but unpaid salary and accrued but unused vacation.

2.

Unless Employee first obtains Employer's written consent, Employee will not disclose or use at any time any trade secret, technical or nontechnical confidential information of Employer of which he became or becomes aware either before or after the Separation Date, except where such disclosure is required by law.

3.

For a period of two years following the Separation Date, Employee will not hire, recruit, solicit or induce any employee of Employer who possesses confidential information of Employer to terminate his or her employment with Employer and/or to seek employment with his or her new or prospective employer.

4.

Unless Employee first obtains Employer's written consent, for a period of thirteen (13) month's following the Separation Date, Employee will not engage in activities which are entirely or in part the same as, or similar to, activities in which he engaged as President with Employer for any person, company or entity in connection with products or services (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products or services (existing or planned) of Employer or its affiliates at any time during the thirteen (13) months preceding the Separation Date.

5.

Employee agrees that he will not disparage Employer or any of the other Released Parties (as that terms is defined in Section 11(a)) or in any way communicate information to third parties for the purpose of damaging Employer's or any of the other Released Parties' business standing or reputation. Employer agrees that it will not disparage Employee or in any way communicate information to third parties for the purpose of damaging Employee's business standing or reputation.

6.

No Additional Benefits. Other than those payments and benefits described in this Agreement, Employee acknowledges and agrees that Employee is not entitled to any additional payments or benefits in connection with termination of Employee's employment with Employer, including without limitation, the accrual of any additional benefits.

7.

Tax Liability. Employee, on behalf of himself and his heirs, agrees that, in the event he incurs any tax liability resulting from any payments described herein, he shall be solely responsible for such taxes and shall indemnify and hold Employer harmless from such taxes, interest and penalties.

8.

Duty of Cooperation. Employee agrees to cooperate with Employer and to provide all information and sign any corporate records and instruments that Employer may reasonably request with respect to any matter involving Employee's employment relationship with Employer, the work Employee has performed, or present or former Employees of Employer, including but not limited to any litigation with respect to such matters.

9.

Acknowledgement No Claim for Wages or Compensation or FMLA Leave. Except for any payment referenced in Section 1 above, Employee acknowledges that Employee has been paid in full all compensation and benefits due to Employee as of the date of Employee's signature on this Agreement including, but not limited to, having received all wages, overtime, meal and rest break pay, salary, expense reimbursement, penalty, bonus or other compensation of any kind which Employee is due or to which Employee believes Employee may be entitled. To the extent permitted by law, Employee waives any claim for wages, salary, reimbursement, penalty, bonus or other compensation earned or accrued through the date Employee signs this Agreement. Employee further warrants that, if applicable, Employee has exercised without interference all leave rights available to Employee under the Family and Medical Leave Act.

10.

Age Discrimination Release Notification. This Agreement includes a release of all charges and claims under the Age Discrimination in Employment Act ("ADEA'') and, therefore, pursuant to 29 U.S.C. § 626(f), Employee acknowledges that:

(a)	Employee is releasing claims Employee may have under the ADEA;

(b)	Employee has read and fully understands the terms of this Agreement;

(c)	Employee has agreed to execute this Agreement knowingly and voluntarily;

(d)

As with any legal document, Employee is advised to consult with an attorney of Employee's own choosing and to discuss all aspects of this Agreement with an attorney of Employee's own choosing before signing this Agreement;

(e)	Employee is releasing only those claims arising prior to the date of the effectiveness of this release;

(f)

Employee may sign at any time, but acknowledges that Employee has twenty one (21) days in which to consider this release of claims under the ADEA, which Employee acknowledges to be a reasonable and sufficient period of time for review, deliberation, and negotiation;

(g)	Employee has full knowledge of the implications of such settlement and release of claims; and

(h)

Employee may revoke Employee's release of claims under the ADEA for a period of seven (7) days from the date of Employee's execution of the Agreement by delivering a written notice of revocation to Employer, to David C. Shelton, Senior Vice President and General Counsel, 1007 Market Street, Wilmington DE 19898 or [email redacted].

(i)	No payment will be made until the revocation period has passed.

11.	Unconditional General Release.

(a)

Except as specifically provided elsewhere in this Agreement, in consideration of the benefits to Employee in this Agreement, the adequacy of which is hereby acknowledged, and as a material inducement to Employee to enter into this Agreement, Employee agrees for Employee's heirs and personal or legal representatives, that by Employee's signature, Employee is forever giving up and waiving any claims, whether known or unknown, Employee ever has had or may have against Employer, its affiliates, and their respective assigns, successors, employees, directors, officers, agents, advisors and representatives (the "Released Parties"), for any personal or monetary relief that is based, in whole or in part, on conduct that occurred by Employer on or before the date Employee signs this Agreement. Employee represents and warrants that Employee has no suits, claims, charges, complaints except as specifically provided elsewhere in this Agreement, in consideration of the benefits to Employee in this Agreement, the adequacy of which is hereby acknowledged, and as a material inducement to Employee to enter into this Agreement, Employee agrees for Employee's heirs and personal or legal representatives, that by Employee's signature, Employee is forever giving up and waiving any claims, whether known or unknown, Employee ever has had or may have against the Released Parties, for any personal or monetary relief that is based, in whole or in part, on conduct that occurred on or before the date Employee signs this Agreement.

(b)

By waiving such claims Employee understands that Employee is releasing the Released Parties from any liability or obligation for any expense, damage, or loss Employee did or might claim based on, among other things, the following: (a) Employee's employment with Employer and/or any affiliate, or the termination of that employment; (b) any Employer or affiliate policy, practice, contract, agreement, promise, publication, or other communication; (c) any tort or personal injury; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (e) any laws governing employment discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 ("ADEA''); The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act; The Equal Pay Act; The Sarbanes-Oxley Act retaliation provisions; The False Claims Act retaliation provisions; The Dodd-Frank Wall Street Reform and Consumer Protection Act retaliation provisions; The Older Worker Benefit Protection Act; and any similar federal, state, or local law or ordinance; (f) any claim of retaliation based on any federal, state, or local law or ordinance; (g) any laws or agreements that provide for punitive, exemplary or statutory damages; (h) any implied contract, covenant of good faith and fair dealing, or violation of public policy or claims that Employee was fraudulently induced to enter into this Agreement; interference with business opportunity or contracts, negligence, misrepresentation, fraud, detrimental reliance, personal injury, assault, battery, defamation, false light, invasion of privacy, infliction of emotional distress, retaliation, constructive discharge, or wrongful discharge; (i) any other federal, state or local law or ordinance relating to employment or benefits associated with employment; and (j) any laws or agreements that provide for payment of attorneys' fees, costs or expenses.

12.

Claims Not Waived and Cooperation with Governmental Entities. This Agreement does not waive any claim for breach of this Agreement or claims that Employee may have that by law cannot be waived or released. Employee is not waiving any rights he may have to: (a) his own vested or accrued employee benefits under Employer's health, welfare, or retirement plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (c) any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission's whistleblower program, or any other bounty program for which recovery cannot be waived as a matter of law; (d) pursue claims which by law cannot be waived by signing this Agreement; (e) enforce this Agreement; and/or (f) challenge the validity of this Agreement. Further, notwithstanding any other provision of this Agreement (including the non disparagement provision and confidentiality provision), Employee may file a charge, or cooperate with any government agency (including but not limited to the Equal Employment Opportunity Commission ("EEOC")) for claims not covered in this release, although this Agreement does prohibit Employee from obtaining any personal or monetary relief for Employee based on such a charge or based on Employee's providing information to or cooperating with the EEOC or any other governmental agency or demands of any kind whatsoever currently pending against Employer with any local, state, or federal court or any governmental, administrative, investigative, civil rights or other agency or board.

13.

Non-Admission. Employee understands and agrees that Employer expressly denies any liability in connection with Employee's separation from employment or in connection with any dispute Employee may have with or about Employer. Employee further understands and agrees that Employer expressly denies any responsibility for any injury or loss Employee has or may allege.

14.

Section 409A. It is intended that any amounts payable under this Agreement will either be exempt from or will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder ("Section 409A") so as not to subject you to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. Any provision that would cause this Agreement  or any payment hereof to fail to satisfy Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary in this Agreement, if (and only if) necessary to comply with Section 409A, (a) no amount payable under this Agreement that constitutes nonqualified deferred compensation under Section 409A payable due to Employee's termination of employment will be payable until Employee has a "separation from service" within the meaning of Section 409A, and (b) amounts payable under this Agreement due to Employee's termination of employment that constitute nonqualified deferred compensation under Section 409A that are otherwise payable during the six (6) month period immediately following Employee's separation from service shall instead  be paid on the first business day after the date that is six (6) months following Employee's separation from service (or, if earlier, Employee's date of death). For purposes of the application of Section 409A, each payment will be deemed a separate payment.  Employer makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee on account of noncompliance with Section 409A, and Employer, Employer's affiliates, and their respective employees, officers, directors, agents, advisors and representatives will not have any liability to Employee with respect to any taxes, penalties,  interest  or other costs or expenses Employee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.

15.

Severability. If any portion or clause of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion or clause shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

16.	No Assignment of Claims Released. Employee represents that Employee has not assigned, given or sold any portion of any claim represented to be released in this Agreement to anyone else.

17.

Assignment; Successors. This Agreement shall inure to the benefit of and be enforceable by Employer's successors and assigns. Employee's rights and obligations under this Agreement are personal and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, or charge.

18.

Governing Law and Venue. This Agreement shall be interpreted in accordance with the laws of the State of Delaware. Any dispute or controversy related to, or arising from, this Agreement shall be brought exclusively in the state or federal court located in New Castle County, Delaware. Employee submits to personal jurisdiction in these courts.

19.

DTSA Notification. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Employee's attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

20.

Effect of Agreement. Each of the Parties to this Agreement represents and warrants to the other that, except for the obligations contained in this Agreement and the Employee's Employment Agreement (which remains in effect), and the Certificate of Compliance, there are no other obligations of any kind between the parties. Employee agrees that in executing this Agreement Employee does not rely upon and has not relied upon any representation or statement not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement. Employee represents that Employee has carefully read the Agreement, that Employee has been fully and fairly advised as to its terms and that Employee executes this Agreement as Employee's own free act and deed.

By signing and dating in the space provided below the parties are acknowledging their agreement to the foregoing:

/s/ Paul Kirsch

WitnessEMPLOYEE’S SIGNATURE

Date: 9/27/19

and the Chemours Company

Date: 10/3/19By: /s/ Mark Vergnano

Mark Vergnano

Chief Executive Officer, Chemours

Date: 9/27/19By: /s/ David Shelton

David Shelton

Senior Vice-President & General Counsel, Chemours

EXHIBIT "A" PAUL KIRSCH

Separation Date:	October 31, 2019
Separation Benefit:

Under the Chemours Severance Pay Plan, a lump sum payment in the amount of Forty-Two Thousand Three Hundred Eight Dollars ($42,308), payable as a lump sum as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date.

Notice Period

Under the Chemours Severance Pay Plan, a lump sum payment equivalent to two weeks’ paid notice of termination, in the amount of Twenty-One Thousand One

Hundred Fifty-Four Dollars ($21,154), payable as a lump sum as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date.

2019 Annual Incentive Program

A pro-rated 2019 Annual Incentive Plan award in the amount of Three Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($343,750), payable as a lump sum as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date. This amount is equal to the Employee's target Annual Incentive Award pro-rated by the number of days worked during the performance period as of the Separation Date.

COBRA Payment

A lump sum payment in the amount of Five Thousand One Hundred Seventy-Eight Dollars ($5,178), which is equal to 3 months of Consolidated Omnibus Reconciliation Act ("COBRA") premiums for medical and dental coverage, payable as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date. The lump sum payment was determined using 2019 COBRA rates based on the Employee's enrolled coverage. Employee is responsible for electing and paying for all COBRA coverage,

Agreement on Non-Competition, Non-Solicitation and Non- Disparagement

Under the terms of the Separation Agreement and Release, a lump sum payment in the amount of Five Hundred and Fifty-Nine Thousand Eight Hundred Thirty-Three Dollars ($595,833), payable as a lump sum as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date.

Initials__

Long-Term Incentives:

In accordance with the terms of applicable plan(s) and award agreements for separation related to lack of work, equity awards granted on June 1, 2016 will be treated as follows:

Stock Options:    Stock Options, to the extent vested, will be exercisable through the date that is one year after the Separation Date, at which time the Stock Options will expire.

In accordance with the terms of applicable plan(s) and award agreements for separation related to lack of work, equity awards granted on March 1, 2017, March 1, 2018 and March 1, 2019 will be treated as follows:

Stock Options:    Stock Options, to the extent vested, will be exercisable through the date that is 90 days after the Separation Date, at which time the Stock Options will expire. Any unvested Options as of the Separation Date will be forfeited on the Separation Date.

PSUs:All Performance Share Units are subject to the Restricted Period on the Separation Date and will be forfeited.

Earned but Unpaid Salary and Accrued but Unused Vacation:

All earned but unpaid salary and outstanding unused accrued but unused vacation in accordance with Employer's applicable vacation policy shall be payable as a lump sum as soon as administratively practical (and in all events within thirty (30) days) following the Separation Date.

Outplacement:

Executive outplacement and counseling services will be provided according to Employer's US policy. Estimated cost is $2,500, which is paid directly to the Company s outplacement partner.  The employee may elect to accept cash in lieu of the service provided.

Taxes:

All amounts described in this Exhibit A shall be subject to applicable federal, state, or local withholding, taxes, or other deductions or withholdings required by law or applicable benefit plans, if any, and shall be payable in accordance with Employer's ordinary payroll practices.

Initials__

EXHIBIT "B"

THE CHEMOURS COMPANY CERTIFICATE OF COMPLIANCE

This to certify that in connection with the termination of my employment with The Chemours Company, I do not have in my possession, nor have I have failed to return, any records, documents, laboratory notebooks, data, specifications, materials, drawings, blueprints, reproductions, sketches, notes, reports, proposals, customer lists, computer software (including source or object code listings therefor), documentation accompanying computer software, flow charts, data structures, data files, algorithms, programs structures and logic, prototypes and like items or copies of the foregoing or any other documents, materials or written or computerized information belonging to The Chemours Company or to any of its subsidiaries, joint ventures, or affiliated companies, or to their clients customers, or licensees.

I further state that I have been advised that I am obligated to preserve in confidence and not use for my own benefit or for the benefit of any third party (including any future employer or client) any and all confidential and proprietary company information that I learned about during my employment with the company, including any such information relating to trade secrets; research initiatives and projects; manufacturing and research  processes and methods; experimental and test results; computer software and code; data or information relating to company's products or services; mailing lists; cost and pricing information; lists of customers or prospective customers; marketing or strategy information; competitive intelligence; employee compensation information; and including any such confidential or proprietary information pertaining to any of company's subsidiaries, joint ventures, suppliers, customers, consultants or licensees. l understand that this Certificate of Compliance is not to be construed as a substitute for my Employment Agreement and that to the extent that I have obligations under such an agreement, I hereby state and affirm that I intend to comply with those obligations.

We also take this opportunity to remind you that under the Employee Agreement which you signed at the commencement of your employment with the company, you are obligated to preserve in confidence and not divulge or use for your own benefit or the benefit of any third party (including any future employer or client) any of the following: all confidential and proprietary information, knowledge, data, documents or other information relating to company's products, systems, manufacturing facilities, technology, research programs, know-how, designs, data, customer lists, shareholders or any other proprietary information pertaining to any business of The Chemours Company or any of its subsidiaries, parents, or affiliated companies, or information pertaining to any of company's suppliers, customers, consultants or licensees that you have learned during your term of employment.

/s/ Paul Kirsch

EMPLOYEE’S SIGNATURE

Paul Kirsch

PRINTED NAME of EMPLOYEE

10/2/19

DATE